                             W HOLDING COMPANY, INC.
                        THE FINANCIAL HOLDING COMPANY OF
                             WESTERNBANK PUERTO RICO
                   REPORTS AN INCREASE IN NET INCOME OF 20.02%
                   FOR THE FIRST QUARTER ENDED MARCH 31, 2005


Mayaguez, Puerto Rico, April 20, 2005. W HOLDING COMPANY, INC. (NYSE: "WHI"), the financial holding company of WESTERNBANK PUERTO RICO, reported today its results for the first quarter ended March 31, 2005.

W Holding reported a net income of $48.6 million or $0.24 earnings per basic common share ($0.23 on a diluted basis) for the quarter ended March 31, 2005. This is an increase of $8.1 million or 20.02%, when compared to a net income of $40.5 million or $0.21 earnings per basic common share ($0.20 on a diluted basis) for the same period in 2004. Earnings per common share for 2004 are adjusted to give effect to the three-for-two (3x2) stock split and a two percent (2%) stock dividend declared on December 6, 2004 and December 13, 2004, respectively, and distributed both on January 10, 2005.

The return on assets (ROA) and the return on common stockholders' equity (ROCE) for the first quarter ended March 31, 2005, were 1.32% and 26.81%, respectively, as compared to 1.37% and 29.36% reported for the same quarter in 2004. W Holding achieved this strong ROA notwithstanding the continued increase in total assets that the Company attained during the first quarter of 2005.

Commenting on the financial results of the Company, and more specifically those of its main subsidiary, Westernbank, Mr. Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer of both companies, stated "We are once again very pleased with our results for this first quarter of year 2005 in which we reached the $15.0 billion dollar mark in total assets. We continue to grow our business in the neighborhood of 20% to 30% a year while at the same time improving on our already stellar asset quality performance ratios. Those results are the consequence of the ordinary income produced by the quality of the Company's interest earning assets and high efficiency standards which positions it as the most efficient company among its peers group in the Island as well as within the group of the most efficient Banks in the world. The stream of income reported is the consequence of many activities and not based on non-recurring events such as sales of loans, securitization, portfolio trading or other non recurring events which are subject to the ups and downs of the market. The quality of the ever growing clientele base is strongly evidenced by the quality of its performing assets in line with its history of unparalleled excellence and performance. During this quarter we concentrated on growing our loan portfolio, primarily on floating rate loans that adjust as interest rates increase under the present interest rate scenario, while remaining relatively on the sideline with respect to our investment portfolio which stayed relatively unchanged. We have sought to reposition our asset mix to lessen the impact of an increasing rate environment until new investment opportunities arise. Moreover, the Bank continues managing carefully its liabilities."

Mr. Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment of both companies, stated "Our bottom line results for the quarter are once again very impressive, increasing by 20% over the comparable prior year quarter and are the result of and a testament to our long term strategy of combining a very prudent management of our spread, a low provision for loan losses as a result of our sustained strong asset quality and our high efficient ratio, factors that combined produce very consistent results even under the present market with rising interest rate pressures. Our delinquency ratios continue to improve even further reaching and overall delinquency ratio of 0.53% at March 31, 2005, which is over and above the already stellar results of 0.57% at year end 2004 or 0.77% at March 31, 2004. Our efficiency ratio for the quarter reached an impressive 27.40%, below our already strong 30.32% attained during the prior year quarter."

Mr. Maldonado further stated, "We are also very pleased to report that on March 16, 2005, we opened our new mega branch in Humacao, our first branch in the eastern region of Puerto Rico. This is again a state of the art mega branch following the same concepts and technology first rolled out in our Old San Juan branch. With this Eastern mega branch we enter into a completely new market but with virtually identical characteristics to our south-western region, where we are the absolute dominant market player with 58% of the overall loan market. At this newly appointed Eastern facility we have everything to gain and nothing to loose, where we expect to pull in market share at a rapid pace to stimulate further our sustained growth."

At March 31, 2005, driven by strong increases in W Holding loan portfolio, total assets reached the $15.0 billion dollar mark. Total assets grew $680.9 million or 4.75%, from $14.3 billion at December 31, 2004. Loans receivable-net, grew by $690.5 million or 11.62%, from $5.9 billion at December 31, 2004, as a result of the Company's continued strategy of growing its loan portfolio through commercial real estate, residential real estate, construction and land acquisition, asset-based and other commercial loans. The investment portfolio, excluding short-term money market instruments, remained relatively unchanged during the quarter, growing slightly by $23.8 million or 0.34%, to reach $7.0 billion at March 31, 2005. In light of the current rising interest rate scenario, the Company's strategy has shifted to reposition its balance sheet by continuing to emphasize in growing its floating rate loans while remaining on the sideline on the investment side until new investment opportunities arise.

On a year to year basis, total assets grew $2.9 billion or 23.64% from $12.1 billion at March 31, 2004. Loans receivable-net, grew by $1.7 billion or 33.87%, from $5.0 billion as of March 31, 2004, while the investment portfolio, excluding short-term money market instruments, increased $973.3 million or 16.28%, from $6.0 billion at March 31, 2004.

Stockholders' equity increased by $51.8 million or 4.79%, to $1.1 billion as of March 31, 2005, compared to December 31, 2004. Such increase resulted principally from the combination of the issuance of 401,300 shares of the Company's Series H Preferred Stock completed on January 3, 2005, providing a net capital infusion of $19.4 million, plus the net income of $48.6 million generated during the quarter ended March 31, 2005, partially offset by dividends paid during the quarter of $7.2 million and $9.3 million on our common and preferred shares, respectively. The period-end number of common shares outstanding increased from 163,918,835 as of December 31, 2004, to 164,012,772 as of March 31, 2005, as a result of the conversion of 16,840 shares of the Company's convertible preferred stock Series A, into 58,824 shares of the Company's common stock, and the issuance of 35,113 common shares from the exercise of stock options.

NET INTEREST INCOME

Net interest income for the first quarter ended March 31, 2005 was $81.4 million, an increase of $10.2 million or 14.38%, from $71.2 million for the same period of last year. This increase mainly resulted from an increase in the average net interest-earning assets of $130.9 million, which contributed a $16.2 million positive volume variance, which was partially offset by a $6.0 million negative rate variance. Average interest-earning assets for the first quarter of 2005 increased by $2.7 billion or 23.72%, compared to the same quarter in previous year. The average loan portfolio increased by $1.3 billion or 27.66%, particularly in the commercial real estate, commercial business and other loans, including asset-based, and residential real estate. The average investment portfolio, excluding short-term money market instruments, increased by $984.2 million or 16.44%, primarily in tax exempt securities, such as U.S. Government and agencies obligations. Average money market instruments increased by $402.7 million or 60.10%. The average yield earned in interest-earning assets increased 34 basis points from 4.74% to 5.08%, for the quarter ended March 31, 2005, when compared to the prior year quarter. The increase in the average yield was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. The increase in the average yield earned on the loan portfolio was due to higher volumes of commercial real estate loans, residential real estate and commercial business and other loans at floating rates, coupled with a repricing of the existing floating rate loan portfolio. During the quarter ended March 31, 2005, the Federal Reserve increased the federal funds rate by an additional 50 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans. Approximately 64% of the loan portfolio carries a floating rate.

Our overall cost of rates paid increased 56 basis points, from 2.40% to 2.96%, for the quarter ended March 31, 2005, when compared to the prior year quarter. The increase on the overall cost of rates paid was primarily due to increases of 41 and 72 basis points on the average interest rate paid on deposits and on federal funds purchased and repurchase agreements, respectively. The average interest rate paid on deposits increased from 2.34% for the quarter ended March 31, 2004, to 2.75% for the same period in 2005, while the average interest rate paid on federal funds purchased and repurchase agreements increased from 2.41% for the quarter ended March 31, 2004, to 3.13% for the same period in 2005. The increase in the overall cost of rates paid was partially offset by lower rates paid in advances from the Federal Home Loan Bank, which decreased 121 basis points from 5.04% for the quarter ended March 31, 2004, to 3.83% for the same period in 2005. As explained in the preceding paragraph, during the quarter ended March 31, 2005, the interest rates continued rising. This pattern was reflected in the cost of the Bank's liabilities as explained herewith. However, in light of the current rising interest rate scenario, the Bank extended a portion of its liabilities to lock-in the rates for a period of three years. The strong growth in average interest-earning assets between both quarters was in part offset by an increase in the average interest-bearing liabilities of $2.6 billion or 24.31%, for the quarter ended March 31, 2005. Deposits grew in average by $1.0 billion, while other borrowings (federal funds purchased, repurchase agreements, advances from FHLB and other borrowings) in average rose by $1.6 billion for the same period.

NET INTEREST MARGIN

On a linked quarterly comparison, our net interest margin increased by 6 basis points, from 2.26% in the fourth quarter of 2004, to 2.32% for the quarter ended March 31, 2005. On a tax equivalent basis, our net interest margin also increased 3 basis points to 2.69%, from 2.66% in the fourth quarter of 2004. On a quarter to quarter basis, our net interest margin decreased 19 basis points during the first quarter of 2005 to 2.32%, from 2.51% in the first quarter of 2004. On a tax equivalent basis our net interest margin also decreased 27 basis points from 2.96%, to 2.69% for the same period. The increase in the net interest margin on a linked quarter basis obeys to the combination of the repricing of floating rate loans, coupled with a careful management of the liabilities, including the extension of a portion in terms of maturities. The decrease in our net interest margin when compared to the prior year quarter obeyed to an increase in the cost of rates for deposits and other borrowings, as previously explained. This contraction is primarily due to the flattening of the yield curve, whereby the 10-year U.S. Treasury yield remained relatively flat, while the short end of the curve increased and the lagging factor of our repricing of the adjustable rate loans tied to the prime rate which move at a slower pace.

Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of March 31, 2005, we estimate our net interest margin will be within a range of 2.12% to 2.19% during said period. Assuming an instantaneous 100 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.22% to 2.34% during said period. Assuming a 100 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.93% to 2.12%. Furthermore, a 200 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 1.79% to 2.15%. The lower and higher values of such range meaning the lowest and highest net interest margin for any given quarter within the said twelve month period. These ranges are management's estimates based on instantaneous rate shocks of 100 and 200 basis points with results one year (twelve months) forward and does not consider any asset/liability management strategy it could undertake given such interest rate changes during said one year period, such as those already implemented during late 2004 and the first quarter of 2005 to lessen the sensitivity and projected impact of a continued rising interest rate environment.

Attached as Exhibits IIIa and IIIb are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

NONINTEREST INCOME

Noninterest income increased $253,000 or 3.66% for the three month period ended March 31, 2005, when compared to the same period in 2004. This increase was mainly the result of an increase of $354,000 or 5.22% on service fees, and other fees and commissions. The increase was mainly due to higher activity associated with other fees resulting from the Company's overall growing volume of business and other fees generated by our asset-based lending operation.

NONINTEREST EXPENSES

Total noninterest expenses increased $624,000 or 2.64% for the three-month period ended March 31, 2005, when compared to the corresponding period in 2004. Salaries and employees' benefits, which is the largest component of total noninterest expenses, increased $1.5 million or 16.82% for the first quarter of year 2005, as compared to the corresponding period in 2004. Such increase is attributed to the increases in personnel, normal salary increases and related employees' benefits, principally attributed to our continued expansion in the San Juan Metropolitan area and our entrance to the east coast of Puerto Rico, where on March 16, 2005, we opened our new state of the art mega branch. At March 31, 2005, the Company had 1,203 full-time employees, including its executive officers, an increase of 70 employees or 6.18%, since March 31, 2004.

Advertising expense decreased by $742,000 or 30.09% for the three months ended March 31, 2005, when compared to the same period in 2004, as the Company concluded its radio, newspaper and television campaign promoting Westernbank's institutional image and positioning the Company for its strategy in the San Juan Metropolitan area that was in effect during most of the year 2004.

Noninterest expenses, other than salaries and employees' benefits, and advertising discussed above, decreased $172,000 or 1.43% for the first quarter of 2005, resulting primarily from the Company's continued strict control measures.

The Company has maintained operating expenses at adequate levels, and achieved an efficiency ratio of 27.40% for the first quarter of year 2005, compared to 30.32% for the first quarter of 2004.

PROVISION FOR INCOME TAXES

The current provision for Puerto Rico income taxes for the three months ended March 31, 2005, amounted to $10.6 million, compared to $6.9 million in the same period of 2004. The increase in the income before the provision for income taxes for the quarter ended March 31, 2005, includes a significant increase in the Company's taxable interest income derived from the loans portfolio, which are fully taxable. The decrease of $1.1 million in the deferred credit for the quarter ended March 31, 2005, when compared to the prior year quarter, is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Therefore, even though the Company's effective tax rate increased on a linked quarterly basis, it continues to be substantially below the statutory rate.

ASSET QUALITY

W Holding's asset quality continues to be strong and improving, in spite of the Company's continued aggressive loan portfolio growth. Key asset quality performance indicators like our allowance for loan losses to non-performing loans, non-performing loans as a percentage of total loans and net charge-offs to average loans, all improved over the prior year comparable quarter or our year end performance. W Holding is essentially a secured lender having 83% of its loan portfolio as of March 31, 2005 secured by real estate. Our combined delinquency on all portfolios for the categories of 60 days and over continues to be below our benchmark of 1% for both periods. This combined delinquency was 0.53% at March 31, 2005, an improvement of 24 basis points when compared to an already excellent ratio of 0.77% at March 31, 2004. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, also improved 39 basis points to 0.48% (less than 1%), when compared to an excellent 0.87% reported for the year ago period. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased slightly by 14 basis points, to 1.24% at March 31, 2005, when compared to 1.10% for the comparable period last year. Such increase was mainly due to regular consumer loans past due over 90 days which are collateralized by real estate properties.

On a linked quarter comparison, our combined delinquency on all portfolios for the categories of 60 days and over improved by 4 basis points, from 0.57% at December 31, 2004. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, improved 7 basis points from 0.55% at December 31, 2004. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased 21 basis points from 1.03% at December 31, 2004. The increase in the regular consumer loans delinquency ratio on a linked quarter comparison is also principally attributable to regular consumer loans past due over 90 days which are collateralized by real estate properties.

The provision for possible loan losses amounted to $6.0 million for the quarter ended March 31, 2005, down $2.9 million or 32.89%, from $8.9 million for the same period in the previous year. Even though the loan portfolio grew between periods, the decrease was attributed to an even stronger asset quality as evidenced by lower net charge offs and lower delinquencies during the first quarter of year 2005, when compared to the same period in 2004, as explained before. The allowance for possible loan losses reached $82.9 million as of March 31, 2005. The commercial real estate loan portfolio grew to $3.4 billion at March 31, 2005, an increase of $201.9 million or 6.40%, when compared to December 31, 2004. On a year to year basis, the commercial real estate loan portfolio grew $958.8 million or 39.99%, from $2.4 billion at March 31, 2004. Westernbank Business Credit loan portfolio grew to $1.1 billion at March 31, 2005, an increase of $227.7 million or 27.40%, when compared to December 31, 2004, and an increase of $355.5 million or 50.54%, when compared to March 31, 2004. The Expresso of Westernbank loan portfolio decreased from $144.0 million at December 31, 2004, to $142.3 million at March 31, 2005, a decrease of $1.7 million or 1.19%. On a year to year basis, the Expresso of Westernbank loan portfolio decreased by $697,000 or 0.49%, from $142.8 million at March 31, 2004. The decrease in the Expresso of Westernbank loan portfolio was mainly due to management's strategy of stabilizing charge-offs as the division portfolio matures and average yields continue to increase. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 7.89% and 22.34%, respectively, at March 31, 2005.

Non-performing loans stand at $33.7 million or 0.50% (less than 1%) of Westernbank's loan portfolio at March 31, 2005, also an improvement of 7 basis points when compared to 0.57% reported at December 31, 2004. In absolute amounts, non-performing loans decreased by $538,000, from $34.3 million as of December 31, 2004. The decrease in non-performing loans comes from the Company's commercial loans portfolio. Non-performing loans on the commercial loan portfolio decreased by $1.6 million, when compared to December 31, 2004. This decrease is mostly attributed to one commercial loan with a principal balance of $1.2 million, which was repaid during the quarter ended March 31, 2005. At March 31, 2005, the allowance for possible loan losses was 245.86% of total non-performing loans (reserve coverage), compared to the 233.64% reported at December 31, 2004. Moreover, of the total allowance of $82.9 million, $9.7 million is for our specific allowance and the remaining $73.2 million is for our general allowance.

Net loans charged-off in the first quarter of 2005 were $3.1 million or 0.20% (annualized) to average loans, compared to $3.9 million or 0.32% (annualized) to average loans for the same period in 2004, a decrease of $755,000 or 19.41%. The decrease in net loans charged-off for the first quarter of 2005 when compared to the same quarter in 2004, is principally attributed to lower net charge-offs of consumer loans. Loans charged-off by the Expresso of Westernbank division, the principal component of the consumer loans charged-off, decreased from $3.4 million during the first quarter of 2004, to $2.1 million for the quarter of 2005, a decrease of $1.3 million or 38.12%. On a linked quarter comparison, loans charged-off by the Expresso of Westernbank division continued its decreasing trend from $3.2 million in the third quarter, $2.5 million in the fourth quarter, both of 2004, to $2.1 million for the first quarter of 2005. The delinquency ratio of the Expresso of Westernbank division portfolio at March 31, 2005, was 2.04% for the categories of 60 days and over. Management strategy of stabilizing charge offs and increasing the yield of the Expresso loan portfolio by continuously revising its underwriting policies, increasing the level of collateralized loans, and increasing the overall yield charged has resulted in a decreasing trend in net charge offs during the last three quarters and a higher yield, as measures begins to show positive results. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at March 31, 2005, already accounts for 13% of the outstanding balance.

TOTAL LOANS, INVESTMENTS AND DEPOSITS

Loans receivable-net, grew $690.5 million or 11.62%, to $6.6 billion at March 31, 2005, compared to $5.9 billion at December 31, 2004, and $1.7 billion or 33.87% compared to $5.0 billion at March 31, 2004. These increases reflect the Company's emphasis on continued growth in its loan portfolio through commercial real estate and commercial business and others, including asset-based and residential real estate. As a result, commercial real estate loans increased from $2.4 billion as of March 31, 2004, to $3.2 billion as of December 31, 2004, and to $3.4 billion as of March 31, 2005, an increase of $958.8 million or 40.00% on a year to year basis, and $201.9 million or 6.40%, when compared to December 31, 2004. Other commercial loans not collateralized by real estate, increased from $645.4 million at March 31, 2004, to $768.6 million at December 31, 2004, and to $889.6 million at March 31, 2005, up by $244.2 million or 37.82% on a year to year basis, and $121.0 million or 15.74%, when compared to December 31, 2004. Residential real estate mortgage loans portfolio increased from $902.9 million at December 31, 2004, to $1.3 billion at March 31, 2005, an increased of $364.5 million or 40.37%. This increase is mainly due to the purchase of residential mortgage loans on a floating basis from other mortgage originators in Puerto Rico, as part of the management strategy of emphasizing in growing its variable rate loans, in light of the current rising interest rate scenario. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.

W Holding investment portfolio, excluding short-term money market instruments, stands at $6.9 billion at March 31, 2005, growing only slightly by $23.8 million or 0.34% in comparison to December 31, 2004. In light of the current rising interest rate scenario, the Company's strategy has shifted to reposition its balance sheet by continue to emphasize in growing its floating rate loans while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at March 31, 2005, had an average contractual maturity of 51 months. The Company's interest rate risk model, takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of March 31, 2005, had a remaining average maturity of 9 months. However, no assurance can be given that such levels will be maintained in future periods.

As of March 31, 2005, total deposits reached $7.1 billion, from $6.2 billion at December 31, 2004, representing an increase of $830.5 million or 13.33%, while federal funds purchased and repurchase agreements decreased to $6.5 billion, from $6.7 billion at December 31, 2004, a decrease of $207.3 million or 3.10%. During the quarter ended March 31, 2005, the Bank extended a portion of its liabilities to lock-in the rate for a period of three years. This strategy is part of the process adopted by the Bank in mid 2004, whereby similar transactions were executed during the third and fourth quarter of 2004.

This press release may contain some information that constitutes "forward-looking statements." Such information can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "intend," "continue," or "believe" or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management's control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited, to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 53 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 12 at the San Juan Metropolitan area of Puerto Rico and one in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Messrs. Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer, Freddy Maldonado, Chief Financial Officer, and Ricardo Hernandez, Vice President Corporate Controller, are available to answer appropriate questions regarding this press release. You may contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com.

                                                                       EXHIBIT I


                            W HOLDING COMPANY, INC.
                              FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)

                                                                                            FOR THE THREE MONTHS ENDED
                                                                                    --------------------------------------------
                                                                                      MARCH 31, 2005            MARCH 31, 2004
                                                                                    ------------------        ------------------
                                                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA

 INTEREST INCOME:
   Loans, including loan fees                                                            $  99,664                $  73,273
   Investment securities                                                                    60,677                   47,419
   Mortgage-backed securities                                                                8,773                   10,242
   Money market instruments                                                                  9,196                    3,473
                                                                                         ---------                ---------
     TOTAL INTEREST INCOME                                                                 178,310                  134,407
                                                                                         ---------                ---------

 INTEREST EXPENSE:
   Deposits                                                                                 44,204                   31,459
   Federal funds purchased and repurchase agreements                                        50,679                   30,345
   Advances from Federal Home Loan Bank                                                      1,980                    1,397
                                                                                         ---------                ---------
     TOTAL INTEREST EXPENSE                                                                 96,863                   63,201
                                                                                         ---------                ---------
     NET INTEREST INCOME                                                                    81,447                   71,206
 PROVISION FOR LOAN LOSSES                                                                   6,000                    8,941
                                                                                         ---------                ---------
 NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                                         75,447                   62,265
                                                                                         ---------                ---------

 NONINTEREST INCOME:
   Service and other charges on loans                                                        2,326                    2,461
   Service charges on deposit accounts                                                       1,975                    1,901
   Other fees and commissions                                                                2,831                    2,416
   Net gain on sales and valuation of loans,
    securities, and other assets                                                               143                      130
   Loss on derivative instruments                                                              (40)                      --
                                                                                         ---------                ---------
     TOTAL NONINTEREST INCOME                                                                7,235                    6,908
                                                                                         ---------                ---------
 TOTAL NET INTEREST INCOME AND NONINTEREST INCOME                                           82,682                   69,173
                                                                                         ---------                ---------

 NONINTEREST EXPENSES:
   Salaries and employees' benefits                                                         10,682                    9,144
   Equipment                                                                                 2,233                    2,297
   Deposit insurance premium and supervisory examination                                       798                      672
   Occupancy                                                                                 1,747                    1,661
   Advertising                                                                               1,724                    2,466
   Printing, postage, stationery, and supplies                                                 784                      799
   Telephone                                                                                   476                      589
   Net (gain) loss from operations of foreclosed real estate held for sale                     (80)                     241
   Municipal taxes                                                                           1,078                      899
   Other                                                                                     4,829                    4,879
                                                                                         ---------                ---------
     TOTAL NONINTEREST EXPENSES                                                             24,271                   23,647
                                                                                         ---------                ---------
 INCOME BEFORE PROVISION FOR INCOME TAXES                                                   58,411                   45,526
                                                                                         ---------                ---------
 PROVISION FOR INCOME TAXES:
   Current                                                                                  10,580                    6,870
   Deferred                                                                                   (770)                  (1,838)
                                                                                         ---------                ---------
     TOTAL PROVISION FOR INCOME TAXES                                                        9,810                    5,032
                                                                                         ---------                ---------
 NET INCOME                                                                              $  48,601                $  40,494
                                                                                         =========                =========

 NET INCOME AVAILABLE TO COMMON
   STOCKHOLDERS                                                                          $  39,282                $  33,719
                                                                                         =========                =========
 BASIC EARNINGS PER COMMON SHARE                                                         $    0.24                $    0.21(1)
                                                                                         =========                =========
 DILUTED EARNINGS PER COMMON SHARE                                                       $    0.23                $    0.20(1)
                                                                                         =========                =========

 CASH DIVIDENDS DECLARED PER COMMON SHARE (2)                                            $   0.044                $   0.036(1)
                                                                                         =========                =========

 PERIOD END NUMBER OF COMMON
    SHARES OUTSTANDING                                                                     164,013                  163,199(1)
                                                                                         =========                =========
 WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                                                              163,942                  162,935(1)
                                                                                         =========                =========
 WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING ON A DILUTED BASIS                                                  171,018                  170,800(1)
                                                                                         =========                =========
 CASH DIVIDENDS DECLARED ON:
    COMMON STOCK                                                                         $   7,166                $   5,864
                                                                                         =========                =========
    PREFERRED STOCK                                                                      $   9,319                $   6,775
                                                                                         =========                =========

------------------

(1) Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and distributed both on January 10, 2005.

(2)      Cash dividend amounts in the table are rounded.

                                                                      EXHIBIT II

                            W HOLDING COMPANY, INC.
                              FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)



BALANCE SHEET DATA                                                         MARCH 31, 2005   DECEMBER 31, 2004    MARCH 31, 2004
                                                                           --------------   -----------------    --------------
                                                                                              (IN THOUSANDS)
AT PERIOD END
   Cash and due from banks                                                   $   100,856        $    77,752       $    86,378
   Money market instruments:
     Federal funds sold and resell agreements                                    954,311          1,017,303           799,320
     Interest-bearing deposits in banks                                           60,911             49,476            44,130
   Investment securities available for sale, at fair value                         5,062              7,881            42,603
   Investment securities held to maturity, at amortized cost                   6,948,043          6,921,379         5,937,163
   Federal Home Loan Bank stock, at cost                                          46,473             52,195            39,250
   Residential mortgage loans held for sale, at lower of cost
    or fair value                                                                    899              1,633             3,405
   Loans-net                                                                   6,631,713          5,941,233         4,953,852
   Accrued interest receivable                                                    90,069             88,285            70,857
   Premises and equipment, net                                                   110,125            110,051           105,088
   Deferred income taxes, net                                                     32,397             31,027            26,741
   Other assets                                                                   36,723             38,447            37,154
                                                                             -----------        -----------       -----------
TOTAL ASSETS                                                                 $15,017,582        $14,336,662       $12,145,941
                                                                             ===========        ===========       ===========

LIABILITIES:
   Deposits:
     Noninterest-bearing                                                     $   263,822        $   249,368       $   231,604
     Interest-bearing and related accrued interest payable                     6,797,871          5,981,843         5,484,991
                                                                             -----------        -----------       -----------

       Total deposits                                                          7,061,693          6,231,211         5,716,595
   Federal fund purchased and repurchase agreements                            6,476,172          6,683,527         5,321,148
   Advances from Federal Home Loan Bank                                          207,000            211,000           136,000
   Mortgage note payable                                                          36,744             36,858            37,144
   Accrued expenses and other liabilities                                        102,485             92,387            76,797
                                                                             -----------        -----------       -----------
TOTAL LIABILITIES                                                             13,884,094         13,254,983        11,287,684
   Stockholders' equity                                                        1,133,488          1,081,679           858,257
                                                                             -----------        -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $15,017,582        $14,336,662       $12,145,941
                                                                             ===========        ===========       ===========


                                                                                 QUARTERLY AVERAGES (1)
                                                                           ---------------------------------
AVERAGE BALANCES                                                           MARCH 31, 2005     MARCH 31, 2004
                                                                           --------------     --------------
                                                                                 (IN THOUSANDS)

   Cash and due from banks                                                   $    89,304        $    89,595
   Money market instruments:
     Federal funds sold and resell agreements                                    985,807            724,586
     Interest-bearing deposits in banks                                           55,193             40,949
   Investment securities available for sale                                        6,472             48,841
   Investment securities held to maturity                                      6,934,711          5,830,437
   Federal Home Loan Bank stock                                                   49,334             39,500
   Residential mortgage loans held for sale, at lower of
    cost or fair value                                                             1,266              2,980
   Loans-net                                                                   6,286,473          4,818,485
   Accrued interest receivable                                                    89,177             73,212
   Premises and equipment                                                        110,088            104,229
   Deferred income taxes, net                                                     31,712             25,825
   Other assets                                                                   37,585             34,052
                                                                             -----------        -----------
TOTAL ASSETS                                                                 $14,677,122        $11,832,691
                                                                             ===========        ===========

LIABILITIES:
   Deposits:
     Noninterest-bearing                                                     $   256,595        $   212,182
     Interest-bearing and related accrued interest payable                     6,389,857          5,338,853
                                                                             -----------        -----------

       Total deposits                                                          6,646,452          5,551,035
   Federal fund purchased and repurchase agreements                            6,579,850          5,183,597
   Advances from Federal Home Loan Bank                                          209,000            141,000
   Mortgage note payable                                                          36,801             37,189
   Accrued expenses and other liabilities                                         97,436             76,487
                                                                             -----------        -----------
TOTAL LIABILITIES                                                             13,569,539         10,989,308
   Stockholders' equity                                                        1,107,583            843,383
                                                                             -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $14,677,122        $11,832,691
                                                                             ===========        ===========

-------------

(1) Average balances have been computed using beginning and period-end balances.

                                                                   EXHIBIT III a


                             W HOLDING COMPANY, INC.
                          YIELDS EARNED AND RATES PAID
                          THREE MONTHS ENDED MARCH 31,
                                   (UNAUDITED)


                                                           2005                                         2004
                                        --------------------------------------------   -----------------------------------------
                                                                          ANNUALIZED                                  ANNUALIZED
                                                         AVERAGE            AVERAGE                    AVERAGE          AVERAGE
                                        INTEREST        BALANCE(1)        YIELD/RATE   INTEREST       BALANCE(1)      YIELD/RATE
                                        --------        ----------        ----------   --------       ----------      ----------
                                                                         (DOLLARS IN THOUSANDS)
Normal spread:
  Interest-earning assets:
   Loans, including loan fees (2)      $    99,664      $ 6,199,190           6.52%    $  73,273     $ 4,856,129          6.12%
   Investment securities (3)                60,677        6,147,081           4.00        47,419       4,962,431          3.88
   Mortgage-backed securities (3)            8,773          822,467           4.33        10,242       1,022,886          4.06
   Money market instruments                  9,196        1,072,862           3.48         3,473         670,126          2.10
                                       -----------      -----------         ------     ---------     -----------        ------
  Total                                    178,310       14,241,600           5.08       134,407      11,511,572          4.74
                                       -----------      -----------         ------     ---------     -----------        ------

  Interest-bearing liabilities:
   Deposits                                 44,204        6,511,620           2.75        31,459       5,463,374          2.34
   Federal funds purchased and
    repurchase agreements                   50,679        6,569,602           3.13        30,345       5,115,918          2.41
   Advances from FHLB                        1,980          209,622           3.83         1,397         112,473          5.04
                                       -----------      -----------         ------     ---------     -----------        ------
  Total                                     96,863       13,290,844           2.96        63,201      10,691,765          2.40
                                       -----------      -----------         ------     ---------     -----------        ------

  Net interest income                  $    81,447                                     $  71,206
                                       ===========                                     =========
  Interest rate spread                                                        2.12%                                       2.34%
                                                                            ======                                      =======
  Net interest-earning assets                           $   950,756                                  $   819,807
                                                        ===========                                  ===========
  Net yield on interest-earning
   assets (4)                                                                 2.32%                                       2.51%
                                                                            ======                                      =======
  Ratio of interest-earning assets
   to interest-bearing liabilities                           107.15%                                      107.67%
                                                        ===========                                  ===========


Tax equivalent spread:
  Interest-earning assets              $   178,310      $14,241,600           5.08%    $ 134,407     $11,511,572          4.74%
  Tax equivalent adjustment                 12,970               --           0.37        12,723              --          0.44
                                       -----------      -----------         ------     ---------     -----------        ------
  Interest-earning assets -
   tax equivalent                          191,280      $14,241,600           5.45       147,130     $11,511,572          5.18
                                                        ===========                                  ===========

  Interest-bearing liabilities              96,863      $13,290,844           2.96        63,201     $10,691,765          2.40
                                       -----------      ===========         ------     ---------     ===========        ------

  Net interest income                  $    94,417                                     $  83,929
                                       ===========                                     ==========

  Interest rate spread                                                        2.49%                                       2.78%
                                                                            ======                                      =======
  Net yield on interest -
   earning assets (4)                                                         2.69%                                      2.96%
                                                                            ======                                      =======

-----------------

(1) Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2) Average loans exclude non-performing loans. Loans fees, net amounted to $5.0 million and $2.5 million for the three-month periods ended March 31, 2005 and 2004, respectively.

(3)      Includes trading and available for sale securities.

(4) Annualized net interest income divided by average interest-earning assets.

                                                                    EXHIBIT IIIb


                             W HOLDING COMPANY, INC.
                     CHANGES IN YIELDS EARNED AND RATES PAID
                                   (UNAUDITED)


                                                    THREE MONTHS ENDED MARCH 31,
                                          ----------------------------------------------
                                                           2005 VS. 2004
                                          ----------------------------------------------
                                          VOLUME               RATE                TOTAL
                                          --------           --------           --------
                                                          (IN THOUSANDS)

Interest income:
  Loans                                   $ 21,338           $  5,053           $ 26,391
     Investment securities (1)              11,648              1,610             13,258
     Mortgage and asset-backed
        securities (1)                      (2,203)               734             (1,469)
     Money market instruments                2,741              2,982              5,723
                                          --------           --------           --------
Total increase (decrease)
     in interest income                     33,524             10,379             43,903
                                          --------           --------           --------
Interest expense:
     Deposits                                6,595              6,150             12,745
     Federal funds purchased and
        repurchase agreements                9,882             10,452             20,334
     Advances from FHLB                        807               (224)               583
                                          --------           --------           --------
Total increase (decrease) in
     interest expense                       17,284             16,378             33,662
                                          --------           --------           --------
Increase (decrease) in
     net interest income                  $ 16,240           $ (5,999)          $ 10,241
                                          ========           ========           ========

-------------

(1)      Includes trading and available for sale securities.

                              W HOLDING COMPANY, INC.                EXHIBIT IV
                               LOAN RECEIVABLE-NET
                                   (UNAUDITED)



                                                       MARCH 31,            DECEMBER 31,           MARCH 31,
                                                          2005                 2004                  2004
                                                      -----------           -----------           -----------
                                                                           (IN THOUSANDS)

Residential real estate:
        Mortgage                                      $ 1,267,438           $   902,937           $   916,246
        Construction                                      340,903               328,145               208,816

Commercial, industrial and agricultural (1):
        Real estate                                     3,356,606             3,154,679             2,397,809
        Business and others                               889,580               768,604               645,449

Consumer and others (2)                                   860,118               866,934               852,192
                                                      -----------           -----------           -----------
Total Loans                                             6,714,645             6,021,299             5,020,512
Allowance for loan losses                                 (82,932)              (80,066)              (66,660)
                                                      -----------           -----------           -----------

Loans - net                                           $ 6,631,713           $ 5,941,233           $ 4,953,852
                                                      ===========           ===========           ===========


------------
(1) Includes $1.1 billion, $831.1 million and $703.3 million of Westernbank Business Credit division outstanding loans at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

(2) Includes $142.3 million, $144.0 million and $142.8 million of Expresso of Westernbank division outstanding loans at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

                             W HOLDING COMPANY, INC.                  EXHIBIT V
                       NON-PERFORMING LOANS AND FORECLOSED
                            REAL ESTATE HELD FOR SALE
                                   (UNAUDITED)


                                                                        MARCH 31, 2005     DECEMBER 31, 2004      MARCH 31, 2004
                                                                        --------------     -----------------      --------------
                                                                                        (DOLLARS IN THOUSANDS)

Commercial, industrial and agricultural loans                               $23,861              $25,417              $25,210
Consumer loans                                                                7,876                7,122                6,009
Residential real estate mortgage and construction loans                       1,994                1,730                1,906
                                                                            -------              -------              -------
     Total non-performing loans                                              33,731               34,269               33,125
Foreclosed real estate held for sale                                          3,849                3,811                3,951
                                                                            -------              -------              -------
Total non-performing loans and foreclosed real estate held for sale         $37,580              $38,080              $37,076
                                                                            =======              =======              =======

Interest that would have been recorded if the loans had not
     been classified as non-performing                                      $ 3,400              $ 3,557              $ 2,802
                                                                            =======              =======              =======
Interest recorded on non-performing loans                                   $   704              $   243              $    41
                                                                            =======              =======              =======

Total non-performing loans as a percentage
     of total loans at end of period                                           0.50%                0.57%                0.66%
                                                                            =======              =======              =======
Total non-performing loans and foreclosed real estate
     held for sale as a percentage of total assets at end of period            0.25%                0.27%                0.31%
                                                                            =======              =======              =======

                               W HOLDING COMPANY, INC.               EXHIBIT VI
                      CHANGES IN ALLOWANCE FOR LOAN LOSSES
                                   (UNAUDITED)


                                                                  MARCH 31, 2005          DECEMBER 31, 2004       MARCH 31, 2004
                                                                  --------------          -----------------       --------------
                                                                                       (DOLLARS IN THOUSANDS)
Balance, beginning of year                                           $ 80,066                  $ 61,608               $ 61,608
                                                                     --------                  --------               --------
Loans charged-off:
Consumer loans (1)                                                     (2,856)                  (16,473)                (4,362)
Commercial, industrial and agricultural loans                            (632)                   (5,433)                  (201)
Real estate-mortgage and
     construction loans                                                   (63)                     (297)                   (47)
                                                                     --------                  --------               --------
Total loans charged-off                                                (3,551)                  (22,203)                (4,610)
                                                                     --------                  --------               --------
Recoveries of loans previously charged-off:
Consumer loans (2)                                                        381                     1,920                    647
Commercial, industrial and agricultural loans                              36                     1,844                     68
Real estate-mortgage and
     construction loans                                                    --                       206                      6
                                                                     --------                  --------               --------
Total recoveries of loans previously charged-off                          417                     3,970                    721
                                                                     --------                  --------               --------
Net loans charged-off                                                  (3,134)                  (18,233)                (3,889)
                                                                     --------                  --------               --------
Provision for loan losses                                               6,000                    36,691                  8,941
                                                                     --------                  --------               --------
Balance, end of period                                               $ 82,932                  $ 80,066               $ 66,660
                                                                     ========                  ========               ========

Ratios:
Allowance for loan losses to total loans at end of period                1.24%                     1.33%                  1.33%
Provision for loan losses to net loans charged-off                     191.45%                   201.23%                229.90%
Recoveries of loans to loans charged-off in previous period              7.51%(3)                 26.71%                 19.40%(3)
Net loans charged-off to average total loans (4)                         0.20%(3)                  0.34%                  0.32%(3)
Allowance for loan losses to non-performing loans                      245.86%                   233.64%                201.24%

--------------

(1) Includes $2.1 million and $3.4 million of Expresso of Westernbank loans charged-offs for the three-month periods ended March 31, 2005 and March 31, 2004, respectively, and $12.4 million for the year ended December 31, 2004.

(2) Includes $214,000 and $234,000 of Expresso of Westernbank loans recoveries for the three-month periods ended March 31, 2005 and March 31, 2004, respectively, and $1.0 million for the year ended December 31, 2004.

(3)      Net loans charged-off ratios are annualized for comparison purposes.

(4)      Average loans were computed using beginning and period-end balances.

                              W HOLDING COMPANY, INC.              EXHIBIT VII
                            SELECTED FINANCIAL RATIOS
                                   (UNAUDITED)


                                                               THREE MONTHS ENDED             YEAR ENDED
                                                                    MARCH 31,                DECEMBER 31,
                                                               2005           2004               2004
                                                           ---------------------------       ------------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Per share data:
  Dividend payout ratio                                         18.24%         17.39%             16.24%
  Book value per common share                                $    3.67      $    2.91(2)       $    3.48
  Preferred stock outstanding at end of period                  18,179         15,325             17,794
  Preferred stock equity at end of period                    $ 531,388      $ 383,136          $ 511,744

Performance ratios:
  Return on assets (1)                                           1.32%          1.37%              1.33%
  Return on common stockholders' equity (1)                     26.81%         29.36%             28.55%
  Efficiency ratio                                              27.40%         30.32%             30.51%
  Operating expenses to total end-of-period assets               0.65%          0.78%              0.70%

Capital ratios:
  Total capital to risk-weighted assets                         15.44%         14.76%             15.70%
  Tier I capital to risk-weighted assets                        14.54%         13.84%             14.78%
  Tier I capital to average assets                               7.75%          7.32%              7.72%
  Equity-to-assets ratio (1)                                     7.55%          7.13%              7.39%

Other selected data:

Total trust assets managed                                   $ 416,747      $ 346,383          $ 398,709
Branch offices                                                      53             51                 52
Number of full-time employees                                    1,203          1,133              1,175

----------

(1) The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders' equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders' equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.

(2) Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and distributed both on January 10, 2005.